Exhibit 99.1

COMARCO, INC. 11119543

COMARCO, INC. SECOND QUARTER 2009 EARNINGS

September 11, 2008, 5:00 PM ET

Chairperson: Samuel Inman (Mgmt.)

Operator:	Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the Comarco Second Quarter 2009 Earnings conference call.

During today’s presentation, all parties will be in a listen only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the two. If you are using speaker equipment, please lift the handset before making your selection.

This conference is being recorded today, Thursday, September 11th, 2009.

I would now like to turn the conference over to Mr. Doug Sherk of EVC Group. Please go ahead, sir.

Douglas Sherk:	Thank you, Operator. Good afternoon everyone and thank you for joining us for the Comarco second quarter of fiscal 2009 conference call.

Before we get started, as a reminder, during the course of the conference call the company may make projections or forward looking statements regarding its financial outlook and strategic goals. Statements made during the course of this conference call which may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward looking statements. Cormarco’s actual results may differ materially from those projections in such forward looking statements.

Additional information concerning facts that could cause actual results to differ materially from those in the forward looking statement is contained in the company’s SEC filings including, but not limited to, the company’s most recent Form 10-K for the year ended January 31, 2008 and recent 10-Q filing. Copies of these documents are available from Comarco or the SEC.

And now I’d like to turn the call over to Sam Inman, President and Chief Executive Officer of Comarco.

Samuel Inman:	Thank you Doug. Welcome everybody and thanks for taking time to join us today for our second quarter fiscal 2009 call. Winston Hickman, our CFO, is here with me.

Today, we reported some much improved financial results for fiscal second quarter of ‘09 compared with the comparable period last year. As I think many of you have seen, our revenue totalled $7.6 million in the

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second quarter compared with $2.1 million in the same quarter last year. And our sales increased for both our ChargeSource business and our wireless test business. While we have made some significant progress with operating income and the bottom line, we all recognize here that we have more to do. Winston and I thought that before I make some comments about our lines of business that it might be helpful for him to spend a minute putting some detail and color for the second quarter results. So I will turn the call over to you Winston.

Winston Hickman:	Thanks Sam. Before I make — what I’d like to do as I look at my remarks is to walk through the income statement and give you a little bit more insight into the — what’s driving the income statement and then move to the balance sheet.

I would like to point out, I think it’s disclosed in the document, that we’ve restated all the financials for the sale of the Call Box business which was concluded at the end of June of this year. That has an impact on all the income statements, so if you go back and take a look at the income statement, that affects them going back. It does not affect the July balance sheet, but it does affect the prior balance sheet in that the assets on the — for the prior balance sheet is stripped out and showed as a discontinued business assets, and true with the income statement the income from the Call Box business is shown as discontinued operations on a single line, profit discontinued operations. I’d like to point out when you look at that number, that number ends up actually being overstated fairly significantly from the results that were actually generated because when you strip out discontinued operations then you also strip out any of the costs associated — the overhead and administrative costs associated with supporting that businesses and take those costs back and you burden them against the other businesses. With that overview, I’d like to just start with the revenue line and walk through some of the key lines on the income statement.

As Sam indicated, the revenue was $7.6 for the month — excuse me, for the quarter, compared with $2.1 million. That change of about $5.5 million was driven by WTS which went from $0.8 to $3.2 million. ChargeSource was also by actually about slightly larger amount; it was about a $1.4 million a year ago and up to $4.5 this year. If you look at the six months, revenue is up by about — almost $12.5 million, 12.4, and WTS business went from $4 million a year ago to $10.6 million. The ChargeSource business did $1.1 million a year ago and this year did $0.7 million, so it’s — so both businesses are up about an equal amount of about $6 million. So they’re splitting that $12 million year-over-year increase between the two of them. If you look at the month on gross profit, the WTS business went from about $0.5 million, six — or so to about 1.5 million, so it’s up about $1.5 million on the gross profit line. The ChargeSource business actually was down - excuse me. It actually stayed about flat, losing a few hundred thousand dollars, so the increase is pretty much driven by the WTS business. Looking at it on the year-to-date basis, first half of the year, gross profit has gone from just under $1 million to just over $6.4 million, so about a 5 million — total 5.1 — 5.3 increase. So of that, WTS accounts for most of that increase. On a year-to-date basis, the ChargeSource business is actually up close to $1 million but it’s also — but a lot of that’s driven — that’s just — that’s a comparison of negative gross margin to almost a break even gross margin on six months this year.

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On the operating expenses, there’s really — we’re up about $800,000 in the month

Samuel Inman:	Quarter.

Winston Hickman:	Excuse me, in the quarter. And then we’re up about — almost — just short of about $3 million on a year-to-date basis, that’s — if you take the selling and the engineering and combined those, the — both the quarter — the increase in both the quarter and in the month, really is kind of driven by the fact that we’ve had some more engineering expenses in the ChargeSource business but we also — we also had some continuation of some of the legal expenses in the month as compared to a year ago. Looking at the quarter, you’ve still got some of those engineering expenses in the — in the quarter — in the year. Not significantly, but more importantly, we have, as you’ll recall from our last call, we had about $1 million increase in legal costs — excuse me, I said that wrong. We had about $1 million of severance costs which we didn’t have a year ago, and then we’re up close to $1 million or so in legal costs. So those are the two things that are really driving the operating expenses.

When you move down to the loss before taxes, where, you know, the loss has actually gone down. As Sam said, we made improvements on both the top line and on margins, but we’ve still got a long ways to go. And then the same thing holds true for the six months on a year-to-date basis.

If you go down to income from discontinued operations, this year the number was 460, that’s 460,000 for July — for the quarter ending July 31st compared to 925,000 a year ago. The difference — those difference in those numbers is really driven by the level of upgrades that the Call Box business was doing a year ago. They had a significant number of contracts which were largely finished in the first quarter of this year that they were doing a year ago. And you’ll see that same phenomenon looking — when you look at the six month numbers of 931,000 this year compared to 1.585 million last year. When you look — then when you look at the loss from continuing operations for the quarter this year it’s gone down from a $0.43 loss to a $0.29 loss. Year-to-date, it’s gone from a $0.74 to $0.58 loss and then offsetting that is the profitability on the Call Box business, which I’d discussed, some part of which is driving that earlier, giving you a reported earnings per share of $0.23 this year — a $0.23 loss this year and a $0.45 loss for the month of Ju — on a year-to-date basis, and those numbers are down about $0.07 in the quarter and about $0.07 for the year compared to the prior period.

On the balance sheet, in January, we had $17 million in cash. That number is down from about 14 as we speak. It reflects a couple of changes. You know, we picked up about $3 million in the ChargeSource sale.

Samuel Inman:	Call Box

.

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Winston Hickman:	Excuse me, the Call Box sale. And then in addition to that the operating losses that we’ve incurred have affected the first six months cash. Receivables are up, as you would expect them to be with the increased sales over the prior year by about $2.2 million, and that increase is about two thirds ChargeSource and about a half on the WTS business — I’d said prior year, I’d meant January. That increase is about two thirds ChargeSource and about half — about one third on the wireless test side on those receivables. On inventory, up 1.2 million and that’s kind of evenly split between the two businesses in terms of the increase.

The only other thing, if you look at the current liabilities, we’re actually up compared to January, and that largely has to do with some timing on some accounts payable. And then you move down to the accrued liabilities, we’re also up a little bit there. And again, we’ve — on some revenue share payments we’ve got some timing on that, which is impacting the accrued liabilities. The only other comment I’d make is on deferred revenue both on the long term and short term line. That — those items are — the short term is on a year — it’s looks out about a year or so on the deferred revenue on — revenue that we’ll recognize — that we’ve been paid for but we recognize the revenue with — over about a year or so time. The deferred revenue is a long term piece that goes out over a year, and I’d say you’d need to look at those two numbers in conjunction with one another.

That concludes my comments, both on the income statement and on the balance sheet. Sam?

Samuel Inman:	Thanks Winston. And of course, Winston will be with us for the question-and-answer sessions if you should have some.

Let me talk a little bit about our two businesses. As Winston pointed out, we had a very nice increase in our ChargeSource revenue for the quarter, and as those of you listening will be surprised at, is driven primarily by our relationship with Lenovo. And the fact that we OEM our ChargeSource adapter to them and a product they call the ChargeSource or the Thin and Light. Based on everything that I have learned and seen working with Lenovo, I can tell you that they remain very positive about the product and they’re very optimistic about their outlook for the product going forward. However, I want to report that our demand for ChargeSource from Lenovo has slowed significantly during the summer months here. We think that some of that slowdown is likely attributable to a normal seasonality in the summer. Our VP of sales and marketing, Frederick Torstensson, has done a really great job in working with Lenovo on this, and I want to report that Lenovo is now in the process of launching some very proactive marketing efforts aimed at driving demand for ChargeSource. I want to give you a couple of examples.

They have a number of promotions that were recently launched in the last month or so. For example, they’ve got a pop-up window now on their website at lenovo.com when a user is searching and shopping various laptops where a pop-up box will come up and describe the ChargeSource product as an option for them to add. They’ve included a nice, concise inbox insert about ChargeSource accessories, and tips in the

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W-cable that ships with every ChargeSource box. In early August they’d sent an electronic mailer in North America to — along describing the X300 product and the ChargeSource Thin and Light to approximately three million of their customers. There are some other very exciting marketing programs including some promotions that are planned for the next month or so to be launched. And lastly, the entire, they call it the Americas Group, which is North and South America, the entire Americas Group sales force has been trained on the product, and they all have received sales samples so that they are using the product at the same time they’re out trying to sell it.

So in summary, I continue to think that Lenovo has been very positive and I can tell you from my meetings with them personally, they are very supportive of us and the success of our ChargeSource product. However, I’ve mentioned this in all of our prior calls, this is a new product for them and for us. It’s not a category that they have been in this way before, so we don’t have a history that we can look back on and it therefore becomes really difficult for me to project with any accuracy what the true demand on this product’s going to be. But we continue to work very closely with Lenovo and I do remain optimistic about the long term opportunity for the product with Lenovo.

Let me talk a bit about our retail strategy. I’m disappointed that the introduction of our new Slim and Light retail product that’s modeled after our Lenovo design, has been delayed and that this product is likely not going to be able to ship for the holiday season in 2008. The problem is that we ran into an issue with our circuit board supplier in China. While the test runs, the engineering development runs and pilot runs all went well, when we began to ship last month in the volume production we recognized that we had a problem on the board and the tolerance specifications needed to be tightened in order for the product to meet the performance requirements and the efficiency requirements that the market requires. We’re right in the middle of understanding this and addressing the problem and so I’m unable at this time to provide an estimate for you as to when we might be able to ship this adapter. Obviously this is disappointing and this setback is going to delay our implementation of our retail strategy that I’ve talked about, to drive more products through the US distributors and into the European marketplace. Now, I can tell you that while — because this was a new product, our forecast for the remainder of the fiscal year was fairly modest, but obviously at this point I am uncertain as to what the impact will be, as to whether we can recover any of that revenue for the rest of the year.

I want to talk a bit about manufacturing and operations around ChargeSource. We continue to focus on manufacturing efficiencies, we’re focused on reducing our product cost to improve our gross profit margins, and we’re focused on improving our time to market. I think we have made some good progress on these things, but I can tell you that you can see from the profit and loss statement as well as where we are with our retail partner, we’ve got more work to do here. I am happy to report that our bill of materials cost has come down and we’ve been successful on negotiating some better and improving terms as the year goes on. We’re also continuing a good focus under our new VP of manufacturing operations on improving our

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manufacturing processes, especially our cycle times and our component parts management. If we don’t run into anything unexpected, I anticipate you’ll be able to see the evidence of some of this work in improved gross margins most likely in the fiscal fourth quarter of 2009.

I want to spend a minute on our wireless test solutions business, WTS. We completed the $10.1 million order that we received from AT&T last December in the second quarter by delivering the last of the systems. That was 41 final systems we delivered to AT&T, and that resulted in that significant increase that Winston went through with you in our revenue to almost $4.4 million compared to just $1.4 million in the second quarter a year ago. We are continuing our efforts with our investment bankers, Pagemill Partners, to extract value from the WTS business for our shareholders.

I want to summarize by telling you that, as I started, we’re very happy to see the revenue growth in our businesses but we need to continue to focus on improving the bottom line. I think that the strategic initiatives that we’ve put in place to drive growth and profitability and enhance shareholder value are headed in the right direction. And while we work to extract value from our WTS business, we continue to put our hopes and focus for the future on our ChargeSource business, and in order to do that, we need to continue to improve our results with Lenovo while we search for additional OEMs, and we need to address this delay we’ve had in our retail product line so that we can secure more partners and more success in both the North American market and the European market with our retail strategy.

If you have questions, I’d like to open the lines back up. Winston is with me, as I’d said, and we’re happy to address them.

Operator:	Thank you sir. We will now begin the question-and-answer session. As a reminder, if you have a question please press the star followed by the one on your touchtone phone. If you’d like to withdraw your questions, please press the star followed by the two. If you’re using speaker equipment, you will need to lift the handset before making your selection. Once again, if you would like to ask a question, please press star one. One moment please for our first question.

And gentlemen, we have no audio questions at this time. I would like to turn the conference back over to management for any closing statements.

Samuel Inman:	Well again, I want to thank you — Winston and I both want to thank you for taking time out of your day to let us give you an update on our second quarter and I reiterate that the whole team here is focused on improving our results and increasing shareholder value. So thank you again for your time. I look forward to seeing some of you soon.

Operator:	Ladies and gentlemen, this concludes the Comarco second quarter 2009 earnings conference call. If you’d like to listen to a replay of today’s conference, please dial 800-405-2236 or 303-590-3000, with the pass code 11119543. ACT would like to thank you for your participation and you may now disconnect.

END

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